SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2012

EDGAR Online, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	001-32194	06-1447017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Rockville Pike, Suite 310 Rockville, MD		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 287-0300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on March 15, 2012, EDGAR Online, Inc. (the “Company”), appeared before the Nasdaq Listing Qualifications Panel (the “Panel”), to appeal the previously disclosed determination of the Nasdaq staff that the Company’s common stock should be delisted from The Nasdaq Stock Market because the market value of the Company’s listed securities had not regained compliance with the minimum requirement for continued listing. On that same day, the Company received from Nasdaq a deficiency letter notifying us that the failure to regain compliance with the minimum bid price requirement serves as an additional basis for delisting our common stock from The Nasdaq Stock Market. That letter stated that the Panel would consider the minimum bid price deficiency in its pending decision regarding the continued listing of the Company’s stock on The Nasdaq Stock Market.

On April 18, 2012, the Company received a letter from The Nasdaq Stock Market indicating that the Panel has granted the Company’s request to remain listed on The Nasdaq Stock Market. The exception granted by the Panel is subject to certain conditions as described in the April 18 letter, including that on or before July 16, 2012, the Company shall have evidenced a market value of listed securities of at least $35 million for at least 10 consecutive trading days; and shall have evidenced a closing bid price of at least $1.00 per share for at least 10 consecutive trading days. The letter also notes that the Panel reserves the right to reconsider the terms of the exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on The Nasdaq Stock Market inadvisable or unwarranted, and the letter requires the Company to remain in communication with the Panel as to such matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGAR Online, Inc.

By:	/s/ David Price
David Price
Chief Operating Officer and Chief Financial Officer

Dated: April 19, 2012